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                                                                    EXHIBIT 99.1

                                 (ADVOCAT LOGO)

Contact:

William R. Council III                                       C. Rodney O'Connor
President and Chief Executive Officer                        Cameron Associates
(615) 771-7575                                               (212) 554-5470


             ADVOCAT ANNOUNCES SALE OF 11 ASSISTED LIVING FACILITIES

BRENTWOOD, TENN. -- (MAY 16, 2006) -- Advocat Inc. (OTC BB: AVCA) today announced that it closed the sale of 11 assisted living facilities in North Carolina for approximately $11 million. The net proceeds will be used to reduce debt.

Advocat provides long term care services to nursing home patients in eight states, primarily in the southeast. The company has 43 centers containing 4,505 licensed nursing beds.

Mr. William Council, CEO of Advocat stated, "We are pleased to have the sale of these facilities closed. This sale will allow us to focus our attention on our core business of managing nursing home centers and to repay debt."

The Company's one remaining assisted living facility in North Carolina is under contract to sell for approximately $4 million. This sale is expected to close in the second quarter, although no assurances can be given.

FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding our ability to complete the described transaction, the ability to restructure the remaining debt, changes in governmental reimbursement, government regulation and health care reforms, the increased cost of borrowing under our credit agreements, covenant waivers from our lenders, possible amendments to our credit agreements, ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, changing economic conditions as well as other risk factors detailed in the Company's Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as well as in other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors that could cause actual results to differ materially from those indicated in the forward-looking statements. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

For additional information about the Company, visit Advocat's web site: http://www.irinfo.com/avc
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